Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in this Registration Statement on Form S8 of our report dated October 31, 2023, relating to the financial statements of EMI Solutions, Inc. for the years ended June 30, 2023, and 2022, which are incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Macias Gini O’Connell LLP
Irvine, California
April 15, 2024